Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERDIGITAL ANNOUNCES FINANCIAL GUIDANCE
FOR THIRD QUARTER 2009

Company to Host Conference Call at 2:00 PM ET to Discuss Recent ITC Determination

KING OF PRUSSIA, PA — August 17, 2009 — InterDigital, Inc. (NASDAQ: IDCC) today announced financial guidance for third quarter 2009. InterDigital® expects third quarter 2009 revenue to be in the range of approximately $73.5 million to $75.5 million. This range does not include any potential impact of any new agreements that may be signed during third quarter 2009 or the potential impact of any additional royalties identified in audits regularly conducted by the company.

“Third quarter 2009 reflects solid 3G sales by our patent licensees,” commented Scott McQuilkin, InterDigital’s Chief Financial Officer. “In addition, based on the sales reports it appears that the declines in overall handset sales have stabilized in second quarter 2009 and indeed some of our key licensees have reported increases in sales.”

As a follow up to the company’s press release on Friday, August 14, 2009 regarding the Initial Determination (ID) in the company’s ITC case involving Nokia, the company will host a conference call today at 2:00 p.m. to discuss the determination and the appeal process.

Conference Call Information

For telephone access to the conference, call (888) 802-2225 within the U.S. or (913) 312-1254 from outside the U.S. Please call by 1:50 p.m. ET and ask the operator for the InterDigital Business Update Call. The call will also be webcast live and archived for 30 days on the company’s website, www.interdigital.com. In addition, a telephone replay will be available from 5:00 p.m. ET August 17 to 5:00 p.m. ET August 22. To access the recorded replay, call (888) 203-1112 or (719) 457-0820 and use the replay code 9594462

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide.

InterDigital is a registered trademark of InterDigital, Inc.

For more information, visit: www.interdigital.com

This press release contains forward-looking statements regarding current beliefs, plans, and expectations as to the company’s third quarter 2009 recurring and non-recurring revenue. Words such as “expects,” “may,” “potential,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors, including, but not limited to: (i) additional patent license or technology solutions agreements, or amendments to existing patent license or technology solutions agreements; (ii) the accuracy of market sales projections of the company’s licensees and timely receipt and final reviews of quarterly royalty reports from the company’s licensees and related matters; and (iii) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during third quarter 2009.

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800